Exhibit 99.1

                         Report of Independent Auditors


To the Board of Directors and Shareholders of A.D.A.M., Inc.:


     In our opinion, the consolidated financial statements listed in the index appearing under Item 7(1) present fairly, in all material respects, the financial position of A.D.A.M., Inc. and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 7(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
Atlanta, Georgia
March 25, 2004

                                 A.D.A.M., Inc.
                          Consolidated Balance Sheets
                     (In thousands, except per share data)


                                                                 December 31,
                                                                2003      2002
                                                            ---------- ---------
Assets
Current assets
   Cash and cash equivalents                                 $  4,554  $  2,220
   Accounts receivable, net of allowances of $111 and $122,
    respectively                                                1,407     1,288
   Inventories, net                                                66        84
   Non-interest bearing note receivable, net of unamortized
    discount of $0 and $1, respectively                             -        34
   Interest bearing note receivable                                50         -
   Prepaids and other assets                                      278       212
                                                             --------- ---------

       Total current assets                                     6,355     3,838

Property and equipment, net                                       185       226
Intangible assets, net                                          1,636     2,249
Goodwill                                                        2,043     2,043
Restricted time deposits                                          238       257
Note receivable from related party                                 39        78
                                                             --------- ---------

       Total assets                                          $ 10,496  $  8,691
                                                             ========= =========

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable and accrued expenses                     $    634  $    697
   Deferred revenue                                             2,295     1,916
   Current portion of capital lease obligations                    11        19
                                                             --------- ---------

       Total current liabilities                                2,940     2,632
                                                             --------- ---------

Capital lease obligations, net of current portion                  36        47
                                                             --------- ---------

       Total liabilities                                        2,976     2,679
                                                             --------- ---------

Commitments and contingencies

Shareholders' equity
   Preferred stock, no par value; 10,000,000 shares
    authorized; no shares issued and outstanding                    -         -
   Common stock, $.01 par value; 20,000,000 shares
    authorized; 7,710,728 and 7,041,384 shares issued and
    outstanding, respectively                                      77        70
   Common stock warrants                                          353       353
   Additional paid-in capital                                  48,306    47,363
   Note receivable from shareholder                              (291)     (291)
   Deferred compensation for services                             (50)        -
   Accumulated deficit                                        (40,875)  (41,483)
                                                             --------- ---------

       Total shareholders' equity                               7,520     6,012
                                                             --------- ---------

       Total liabilities and shareholders' equity            $ 10,496  $  8,691
                                                             ========= =========


     The accompanying notes are an integral part of these consolidated financial statements.

                                 A.D.A.M., Inc.
                     Consolidated Statements of Operations
                     (In thousands, except per share data)


                                          Year Ended   Year Ended    Year Ended
                                          December 31, December 31, December 31,
                                             2003         2002          2001
                                         ------------- ------------ ------------

Total revenues                            $     7,889  $     8,924  $     8,946
                                         ------------- ------------ ------------

Costs and expenses
Cost of revenues (exclusive of
 depreciation shown below)                      1,668        1,478        1,588
General and administrative                      1,774        2,451        2,156
Product and content development                 1,375        2,476        2,243
Sales and marketing                             1,743        2,782        1,961
Depreciation and amortization                     767          909          820
                                         ------------- ------------ ------------

Total operating costs and expenses              7,327       10,096        8,768
                                         ------------- ------------ ------------

Operating income (loss)                           562       (1,172)         178

Interest income (expense), net                     46           66           99
Realized loss and impairment of investment
 securities                                         -         (176)        (146)
Realized gain on sale of assets                     -            -        1,808
                                         ------------- ------------ ------------

Income (loss) before equity in net losses
of affiliate                                      608       (1,282)       1,939

Equity in losses of affiliate                       -         (248)        (342)
                                         ------------- ------------ ------------

Net income (loss)                         $       608  $    (1,530) $     1,597
                                         ============= ============ ============

Basic net income (loss) per common share  $      0.08  $      (.22) $      0.25
                                         ------------- ------------ ------------

Basic weighted average number of common
shares outstanding                              7,306        7,107        6,453
                                         ------------- ------------ ------------

Diluted net income (loss) per common
 share                                    $      0.07  $      (.22) $      0.24
                                         ------------- ------------ ------------

Diluted weighted average number of common
shares outstanding                              8,169        7,107        6,555
                                         ------------- ------------ ------------


     The accompanying notes are an integral part of these consolidated financial statements.

                                 A.D.A.M., Inc.
           Consolidated Statements of Changes in Shareholders' Equity
                     (In thousands, except per share data)


                                                                     Accumulated              Note
                      Common Stock   Additional Common                 Other               Receivable    Deferred
                   ------------------ Paid-in   Stock   Accumulated Comprehensive Treasury    from     Compensation
                     Shares    Amount Capital  Warrants   Deficit      Income      Stock   Shareholder for Services  Total
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------



Balance at
 December 31, 2000 $6,081,413    $61  $43,804     $353    $(41,550)         $(13)      $-          $-           $-  $2,655
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

  Net income                -      -        -        -       1,597             -        -           -            -   1,597
  Other
   comprehensive
   income, net of
   tax
    Net realized
     loss on
     investment             -      -        -        -           -            13        -           -            -      13
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

    Total
     comprehensive
     income                 -      -        -        -       1,597            13        -           -            -   1,610

  Exercise of
   common stock
   options             80,269      1      151        -           -             -      141        (291)           -       2
  Net capital
   contribution
   from
   shareholder              -      -       90        -           -             -        -           -            -      90
  Stock issuance
   in connection
   with
   acquisition        470,000      4    1,439        -           -             -        -           -            -   1,443
  Sale of common
   stock under
   equity purchase
   agreement          663,920      7    1,366        -           -             -        -           -            -   1,373
  Treasury stock
   returned                 -      -        -        -           -             -     (141)          -            -    (141)
  Stock
   compensation             -      -      141        -           -             -        -           -            -     141
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

Balance at
 December 31, 2001  7,295,602    $73  $46,991     $353    $(39,953)           $-       $-       $(291)          $-  $7,173
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

  Net loss                  -      -        -        -      (1,530)            -        -           -            -  (1,530)
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

    Total
     comprehensive
     loss                   -      -        -        -      (1,530)            -        -           -            -  (1,530)

  Exercise of
   common stock
   options             17,016      -       35        -           -             -        -           -            -      35
  Stock issuance
   in connection
   with
   acquisition and
   asset purchase     295,000      3    1,207        -           -             -        -           -            -   1,210
  Return of shares
   held in escrow     (42,734)    (1)    (116)       -           -             -        -           -            -    (117)
  Issuance of
   commitment
   shares and
   related
   expenses in
    connection
    with stock
    purchase
   agreement          160,000      2      (44)       -           -             -        -           -            -     (42)
  Repurchase of
   common stock      (683,500)    (7)    (710)       -           -             -        -           -            -    (717)
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

Balance at
 December 31, 2002  7,041,384    $70  $47,363     $353    $(41,483)           $-       $-       $(291)          $-  $6,012
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

  Net income                -      -        -        -         608             -        -           -            -     608
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

    Total
     comprehensive
     income                 -      -        -        -         608             -        -           -            -     608

  Issuance of
   restricted
   shares and
   related
   deferred
   compensation in
    connection
    with stock
    purchase
   agreement for
    services          152,778      1      202        -           -             -        -           -         (103)    100

  Stock
   compensation
   for services            -       -        -        -           -             -        -           -           53      53

  Exercise of
   common stock
   options             30,000      1       13        -           -             -        -           -            -      14

  Sale of common
   stock under
   equity purchase
   agreement          486,566      5      728        -           -             -        -           -            -     733
                   ----------- ------ -------- -------- ----------- ------------- -------- ----------- ------------ -------

Balance at
 December 31, 2003  7,710,728    $77  $48,306     $353    $(40,875)           $-       $-       $(291)        $(50) $7,520
                   =========== ====== ======== ======== =========== ============= ======== =========== ============ =======


     The accompanying notes are an integral part of these consolidated financial statements.

                                 A.D.A.M., Inc.
                      Consolidated Statements of Cash Flows
                                 (In thousands)




                                                            Year Ended    Year Ended    Year Ended
                                                           December 31,  December 31,  December 31,
                                                                   2003          2002          2001
                                                           ------------- ------------- -------------

Cash flows from operating activities
 Net income (loss)                                                 $608       $(1,530)       $1,597
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities
   Depreciation and amortization                                  1,393         1,595         1,999
   Gain on sale of intellectual property                              -             -        (1,808)
   Gain (loss) on sale of assets                                     (9)           (1)           94
   Stock compensation for services                                   53             -             -
   Stock compensation charges                                         -             -           141
   Stock received for rent                                            -           (85)          (42)
   Realized loss and impairment of investment activities              -           176           146
   Equity in net loss of affiliate                                    -           248           342
   Other, net                                                       (21)          (17)           (8)
   Changes in assets and liabilities
    Accounts receivable                                            (168)          701          (640)
    Inventories                                                      19            62            16
    Prepaids and other assets                                       (61)           40            (7)
    Accounts payable and accrued liabilities                        (63)         (328)       (1,339)
    Deferred revenue                                                379           161        (1,365)
                                                           ------------- ------------- -------------

      Net cash provided by (used in) operating activities         2,130         1,022          (874)
                                                           ------------- ------------- -------------

Cash flows from investing activities
 Investment in equity affiliate                                       -          (250)         (275)
 Proceeds from short-term investments                                 -             -           283
 Purchases of property and equipment                                (85)          (50)          (81)
 Repayments on notes receivable                                      94           136           153
 Net change in restricted time deposits                              12            (9)          109
 Software product and content development costs                    (645)         (656)         (896)
 Proceeds from sale of intellectual property                          -             -         1,950
 Acquisition, net of cash acquired                                    -           (94)            7
                                                           ------------- ------------- -------------

      Net cash (used in) provided by investing activities          (624)         (923)        1,250
                                                           ------------- ------------- -------------

Cash flows from financing activities
 Proceeds from sales of common stock                                833             -         1,373
 Debt and equity issuance costs                                       -           (42)            -
 Proceeds from exercise of common stock options and
  warrants                                                           14            35             2
 Capital contribution from shareholder, net of expenses               -             -            90
 Repurchase of common stock                                           -          (717)            -
 Repayments on capital leases                                       (19)          (33)            -
 Payments of notes payable                                            -             -          (205)
                                                           ------------- ------------- -------------

      Net cash provided by (used in) financing activities           828          (757)        1,260
                                                           ------------- ------------- -------------

Increase (decrease) in cash and cash equivalents                  2,334          (658)        1,636
Cash and cash equivalents, beginning of period                    2,220         2,878         1,242
                                                           ------------- ------------- -------------

Cash and cash equivalents, end of period                         $4,554        $2,220        $2,878
                                                           ------------- ------------- -------------

Interest paid                                                        $7           $66           $15
                                                           ------------- ------------- -------------

Incurred capital lease obligations                                   $-           $57            $-

Assumed debt of acquired business                                    $-            $-           $42

Settlement of note receivable                                        $-            $-          $134


     The accompanying notes are an integral part of these consolidated financial statements.

                                 A.D.A.M., Inc.
                   Notes to Consolidated Financial Statements

1.   Description of Business and Summary of Significant Accounting Policies

     We specialize in the creation and delivery of interactive health content that can be used by a broad range of healthcare consumers - from those with low health literacy to those who play an active and ongoing role in their personal health management. Our products can be used for learning about general health concerns, specific diseases and treatments, surgical procedures, drug information, specialty health subjects such as women's health and children's health, nutrition, alternative medicine and more.

Basis of Presentation

Principles of consolidation

     The consolidated financial statements include the accounts of our company and our wholly owned subsidiaries. We have one investment in which we have less than a 20% ownership. This investment is included in the consolidated financial statements at the cost of our investment, as we do not have significant influence over the investee. All inter company transactions and balances have been eliminated.

Equity investment

     During the year ended December 31, 2001, we acquired an additional preferred stock interest in ThePort Network, Inc. ("ThePort") for $275,000 in cash, resulting in our having an approximately 25% voting interest as of December 31, 2001. The results of operations of ThePort have been accounted for as an equity investment and accordingly, for the year ended December 31, 2001, we recorded our share of ThePort's losses of $342,000. At December 31, 2001, the carrying value of this investment was $40,000.

     During the year ended December 31, 2002, we acquired an additional preferred stock interest in ThePort for $250,000 in cash, resulting in our having an approximately 24% voting interest as of December 31, 2002. For the year ended December 31, 2002 we recorded our share of ThePort's losses of $248,000.

     As of December 31, 2003, we had an approximate 34% voting interest in ThePort and this investment was accounted for under the equity method. Our voting interest increased from December 31, 2002 due to our Series B preferred stock investment being converted into common stock at a one-to-five conversion rate. As of December 31, 2003 and December 31, 2002 the carrying value of this investment was $0. We have no future obligations to fund ThePort.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

     We generate revenues mainly in two ways - Internet-based licensing and shipped product sales. Internet revenues consist primarily of license fees that usually consist of an annual, up-front fee that is initially recorded as deferred revenue. This revenue is recognized ratably over the term of the license agreement beginning after delivery has occurred, upon customer acceptance, when we have determined that the fees from the agreement are fixed and determinable, and there are no significant return or acceptance provisions. For Internet revenue arrangements in which we sell through a reseller, we do not recognize any revenue until an agreement has been finalized between the customer and our authorized reseller and the content has been delivered to the customer by the reseller. Revenue is not recognized under any circumstances, unless collectibility is deemed probable. Shipped product revenues represent the sales of software products and revenues earned under certain royalty agreements. Revenues from product sales are generally recognized at the time title passes to customers, distributors or resellers. Revenues from royalty agreements are recognized as earned based upon performance or product shipment. Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), as amended by SAB 101A and SAB 101B and as revised by SAB 104, "Revenue Recognition" and Statement of Position No. 97-2, "Software Revenue Recognition." Accordingly, revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, fees are fixed or determinable, collectibility is probable and there are no significant return or acceptance provisions.

     Allowances for estimated product returns and bad debts are provided at the time of sale. We evaluate the adequacy of allowances for returns and doubtful accounts based upon our evaluation of historical and expected sales experience and by channel of distribution. As certain conditions change, such as sell-through experience, channels of distribution, and general economic conditions, the estimated reserves required for returns and allowances may also change.

Concentration of credit risk

     Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables. For the years ended December 31, 2003 and December 31, 2002, one customer accounted for approximately 7% and 26% of total revenues, respectively. This customer's license agreement with us expired during March 2003 and we have not received any revenues from the customer since that time.

Fair value of financial instruments

     The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, approximate fair value due to their short maturities.

Cash and cash equivalents

     Cash and cash equivalents include cash on hand and deposits and highly liquid investments with an original maturity of three months or less.

Inventories

     Inventories consist principally of computer software media, books and related shipping materials and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The valuation of inventory requires us to estimate net realizable value. We write down our inventory for estimated obsolescence or to the lesser of cost or market value.

Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Intangible assets

     Intangible assets consist of purchased intellectual content, purchased customer contracts, capitalized software product and content development costs to be sold, leased or otherwise marketed, and software development costs for internal use software.

     For the year ended December 31, 2003 and 2002, purchased intellectual content and purchased customer contracts represent intangible assets acquired in 2002 from Nidus Information Services, Inc. ("Nidus") (Note 3) and in 2001 from Integrative Medicine Communications, Inc. ("IMC"). In addition, purchased intellectual content includes assets that were purchased from HIP International, Inc. in January 2002.

     Capitalized software product and content development costs to be sold, leased or otherwise marketed consist principally of salaries and certain other expenses directly related to the development and modifications of software products and content capitalized in accordance with the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Amortization of capitalized software product and content development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which we have determined to generally be twenty-four months.

     In accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we expense costs incurred in the preliminary project planning stage and thereafter capitalize costs incurred in developing or obtaining internal use software. Costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over their estimated useful life of three years.

Impairment of long-lived assets and goodwill

     We evaluate impairment of long-lived assets, including property, plant and equipment and intangible assets with finite lives, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets is based on discounted cash flows and the fair value of the asset.

     We evaluate goodwill for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The carrying value of goodwill is evaluated in relation to the operating performance and estimated future discounted cash flows of the entity.

Product and content development expenditures

     Product and content development expenditures include costs incurred in the development, enhancement and maintenance of our content and technology. Costs that are not capitalized are charged to expense as incurred.

Restricted time deposits

     In connection with our non-cancelable operating leases for our office space and telephone system, we are required to purchase time deposits to secure letters of credit with the bank guaranteeing payments under the leases. The time deposits bear interest at an average rate of approximately 1.61% and are carried at cost, which approximates fair value. The classification of these investments is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

Income taxes

     We account for income taxes utilizing the liability method and deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and income tax basis of assets and liabilities given the provisions of the enacted tax laws. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized.

Stock-based employee compensation

     We account for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and we provide the disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

     Employee stock option compensation expenses were $0, $0, and $141,000 during 2003, 2002, and 2001. Had we determined employee compensation costs using a fair value based methodology at the grant date for our stock options under SFAS 123, our pro forma consolidated net income (loss) would have been as follows (in thousands, except per share data):


                                                   Year Ended    Year Ended    Year Ended
                                                  December 31,  December 31,  December 31,
                                                      2003          2002         2001
                                                  ------------- ------------- -------------

  Net income (loss) as reported                           $608       $(1,530)       $1,597
   Add stock-based employee compensation expense
    included in reported net income (loss)                   -             -           141
   Deduct total stock-based employee compensation
    expense determined under fair-value base
     method                                               (888)       (1,840)       (2,731)
                                                  ------------- ------------- -------------

  Pro forma net loss                                     $(280)      $(3,370)        $(993)
                                                  ------------- ------------- -------------

  Basic net (loss) income per share
   As reported                                           $0.08        $(0.22)        $0.25
   Pro forma                                            $(0.04)       $(0.47)       $(0.15)

  Diluted net (loss) income per share
   As reported                                           $0.07        $(0.22)        $0.24
   Pro forma                                            $(0.04)       $(0.47)       $(0.15)


Net income (loss) per common share

     Net income (loss) per share is computed in accordance with SFAS No. 128, "Earnings Per Share." We compute basic income (loss) per share by dividing net income by the weighted average number of issued common shares for each period. Diluted income (loss) per share is based upon the addition of the effect of common stock equivalents (stock options and warrants) to the denominator of the basic income (loss) per share calculation using the treasury stock method, if their effect is dilutive. The computation of income (loss) per share for the twelve months ended December 31, 2003, 2002 and 2001 is as follows (in thousands, except per share data):

                                                                 Twelve Months
                                                                Ended December 31,
                                                        ---------------------------------
                                                           2003        2002        2001
                                                        ---------  ----------  ----------

Net income (loss)                                           $608     $(1,530)     $1,597
Weighted average common shares outstanding                 7,306       7,107       6,453
Weighted average common shares equivalents
  (stock options and warrants)                               826         N/A          84
Weighted average shares in escrow                             37         N/A          18
                                                        ---------  ----------  ----------
Weighted average diluted common shares outstanding         8,169       7,107       6,555
Net income (loss) per share:
  Basic                                                    $0.08      $(0.22)      $0.25
  Diluted                                                  $0.07      $(0.22)      $0.24

Anti-dilutive stock options and warrants outstanding       2,611       2,742       1,784

Anti-dilutive shares in escrow                                 0         287           0


     For the twelve months ended December 31, 2002, diluted net loss per share does not differ from basic net loss per share since potential common shares from the exercise of stock options and warrants and shares in escrow are all treated as anti-dilutive. We had 2,611,000, 2,742,000 and 1,784,000 options and warrants outstanding which were anti-dilutive for the twelve months ended December 31, 2003, 2002 and 2001 respectively. We had 287,000 shares in escrow, which were anti-dilutive for the twelve months ended December 31, 2002.

Comprehensive income (loss)

     SFAS No. 130, "Reporting Comprehensive Income," requires that all items, which are to be recognized as components of comprehensive income (loss), be reported on a financial statement that is displayed with the same prominence as net income (loss). The component of comprehensive income (loss) other than net income (loss) includes unrealized losses on investment securities. Comprehensive income (loss) is presented as a component of our statements of shareholders' equity.

Reclassifications

     Certain comparative amounts have been reclassified to conform to current year presentation.

Recent accounting pronouncements


     In January 2003, the FASB issued SFAS Interpretation No. 46 ("FIN46"), "consolidation of Variable Interest Entities." FIN 46 expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities, and activities of a variable interest entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. We do not expect the adoption of FIN 46 to have a significant effect on our financial position, results of operations or cash flows.

     In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101, "Revenue Recognition in Financial Statements" related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." We have assessed the impact of SAB 104 and concluded that the adoption of SAB 104 by us did not have a material impact on our financial statements.

2. Liquidity

     Our financial statements have been prepared assuming we will continue as a going concern. Although we reported net income for December 31, 2003, we recorded net losses in the past, except for 2001 and we could generate losses in 2004 and beyond. In addition to working capital generated from operations, we have raised funds through the sale of debt and equity securities and may require additional financing before maintaining profitability. The additional financing would be required to expand the infrastructure needed to manage our growth, and to further expand existing services into new markets and to expand new product and service offerings into existing markets. Management believes that the cash on hand together with anticipated cash flows from operations and the proceeds already realized from the Common Stock Purchase Agreement will be sufficient to meet our working capital needs for the year ending December 31, 2004.

3. Acquisition of Integrative Medicine Communications, Inc. and Nidus Information Services, Inc.

Integrative Medicine Communications, Inc.

     In December 2001, we acquired 100% of the outstanding common stock of IMC for 470,000 shares of our common stock. IMC was a privately held provider of science-based information on wellness and alternative medicine to healthcare professionals and consumers. Based upon the purchase agreement, we had an obligation to issue 470,000 shares of our common stock in exchange for all of the outstanding common stock of IMC, subject to adjustment. On April 2, 2002, the total number of shares, we were obligated to issue, was reduced by 42,734, and we recognized a corresponding decrease in goodwill of $117,000.

Nidus Information Services, Inc.

     In February 2002, we acquired 100% of the outstanding common stock of Nidus for 260,000 shares of our common stock. Nidus was a privately held provider of in-depth patient education reports on common health conditions and diseases.

     In accordance with SFAS 141, the total purchase price was allocated to the net tangible assets and intangible assets, including goodwill, acquired based on the estimated fair value at the date of acquisition. The results of Nidus' operations have been included in our consolidated financial statements since February 14, 2002.

     The following table summarizes the allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition and any subsequent adjustments to the allocation (in thousands):

                                   IMC Purchase              IMC Adjusted     Nidus Purchase            Nidus Adjusted
                                                                Purchase                                    Purchase
                                 Price Allocation           Price Allocation Price Allocation           Price Allocation
                                   December 31,   Allocation  December 31,       March 31,    Allocation  December 31,
                                           2001   Adjustment         2003              2002   Adjustment         2003
                                 -----------------          ---------------- -----------------          ----------------

Current assets                               $315                      $315               $41                       $41
Property and equipment                         26                        26                 -                         -
Intangible assets                           1,053                     1,053               560                       560
Goodwill                                    1,473      (106)          1,367               658        18             676
                                 -----------------          ---------------- -----------------          ----------------
Total assets acquired                       2,867                     2,761             1,259                     1,277

Current liabilities                          (776)      (11)           (787)                -                         -
Deferred revenue                             (511)                     (511)             (118)      (18)           (136)
Long-term liabilities                          (8)                       (8)                -                         -
                                 -----------------          ---------------- -----------------          ----------------
Total liabilities assumed                  (1,295)                   (1,306)             (118)                     (136)

                                 -----------------          ---------------- -----------------          ----------------
Net assets acquired                        $1,572                    $1,455            $1,141                    $1,141
                                 =================          ================ =================          ================


     The following unaudited pro forma financial information reflects our results of operations for the year ended December 31, 2002 and 2001, as if the acquisitions had occurred on January 1, 2001. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2001 and may not be indicative of future operating results. The unaudited pro forma results are summarized as follows (in thousands, except per share amounts):

                                             Year Ended    Year Ended
                                            December 31,  December 31,
                                                2002          2001
                                            ------------  ------------

Revenues                                         $8,981       $11,577
Net (loss) income                               $(1,565)          $60
Basic net (loss) income per share                $(0.22)        $0.01
Diluted net (loss) income per share              $(0.22)        $0.01

4. Property and Equipment

     Property and equipment are summarized as follows (in thousands):

                                               Estimated
                                              Useful Life           December 31,
                                                (Years)         2003           2002
                                             ------------- -------------- --------------

  Computers                                             3         $1,741         $1,789
  Equipment                                             5            481            481
  Furniture and fixtures                                5            539            539
  Leasehold improvements                                7             56            181
                                                           -------------- --------------

                                                                   2,817          2,990
  Less - accumulated depreciation and
    amortization                                                  (2,632)        (2,764)
                                                           -------------- --------------

                                                                    $185           $226
                                                           -------------- --------------


     Depreciation and amortization expense for the years end December 31, 2003, 2002, and 2001 was $134,000, $342,000, and $499,000, respectively.

5. Product and Content Development Expenditures

     Product and content development expenditures are summarized as follows (in thousands):



                                                        Year Ended      Year Ended      Year Ended
                                                       December 31,    December 31,    December 31,
                                                           2003            2002            2001
                                                      --------------- --------------- --------------

Total product and content development expenditures            $2,020          $3,132         $3,139
Less:  additions to capitalized
 software product and content development                       (645)           (656)          (896)
                                                      --------------- --------------- --------------

Product and content development expense                       $1,375          $2,476         $2,243
                                                      --------------- --------------- --------------


6. Intangible Assets

     The following table shows the allocation of the purchase price to intangibles with a definite life and their amortization period for the IMC and Nidus acquisitions (in thousands):

                                     Purchase   Amortization
              Assets                  Price        Period         2003      2004      2005
----------------------------------- ---------- -------------- --------- --------- ---------

IMC
-----------------------------------
Purchased intellectual content           $807     3 Years         $269      $247        $-
Purchased customer contracts             $246     2 Years         $113        $-        $-

NIDUS
-----------------------------------
Purchased intellectual content           $472     3 Years         $157      $157       $20
Purchased customer contracts              $88     2 Years          $44        $6        $-

HIP
-----------------------------------
Purchased intellectual content           $152     3 Years          $51       $51       $50

                                                              --------- --------- ---------
                                                                  $634      $461       $70
                                                              ========= ========= =========


     Intangible assets are summarized as follows (in thousands):

                                               Estimated
                                              amortizable          December 31,
                                             lives (years)      2003          2002
                                             ------------- ------------- -------------

Capitalized software products and content to
 be sold,
 leased or otherwise marketed                           2        $3,048        $2,499
Software developed for internal use                     3           525           430
Purchased intellectual content                      3 - 5         1,431         1,431
Purchased customer contracts                            2           333           333
                                                           ------------- -------------

    Intangible assets, gross                                      5,337         4,693
                                                           ------------- -------------

Less accumulated amortization:
Capitalized software products and content to
 be sold,
 leased or otherwise marketed                                    (2,246)       (1,756)
Software developed for internal use                                (222)          (88)
Purchased intellectual content                                     (906)         (429)
Purchased customer contracts                                       (327)         (171)
                                                           ------------- -------------

    Accumulated amortization                                     (3,701)       (2,444)
                                                           ------------- -------------

    Intangible assets, net                                       $1,636        $2,249
                                                           ------------- -------------


     Amortization expense, which includes the amortization of capitalized software product and content development reported in cost of revenues, for the years ended December 31, 2003, 2002, and 2001 was $1,259,000, $1,253,000, and
$833,000, respectively.

     During the year ended December 31, 2001, we recognized an impairment charge of approximately $255,000 to reduce certain purchased intellectual content to its net realizable value and we recognized an impairment charge of approximately $362,000 to reduce certain internally developed software to its net realizable value.

7. Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                                    December 31,
                                                                 2003           2002
                                                            ------------- --------------

Accounts payable                                                     $21            $98
Accrued professional fees                                            117            134
Accrued compensation and employee benefits                           168            124
Other accrued expenses                                               328            341
                                                            ------------- --------------

                                                                    $634           $697
                                                            ------------- --------------


8. Income Taxes

     The provision for income taxes differs from the amount computed by applying the applicable U.S. statutory federal income tax rate of 34 percent to income
(loss) from continuing operations before income taxes as a result of the following (in thousands):

                                                          Year Ended    Year Ended
                                                         December 31,  December 31,
                                                             2003          2002
                                                         ------------- -------------

Federal tax provision (benefit) on income (loss) before
 income taxes at statutory federal income tax rate               $207         $(436)
Change in valuation allowance                                    (235)          482
State taxes, net of federal benefit                                24           (51)
Other                                                               4             5
                                                         ------------- -------------

                                                                   $-            $-
                                                         ------------- -------------


     The components of our deferred tax assets and liabilities are as follows (in thousands):

                                                                    December 31,
                                                                 2003         2002
                                                             ------------ ------------

Deferred tax assets
 Accrued expenses and other liabilities                              $89         $184
 Allowance for doubtful accounts                                      41           46
 Intangible assets                                                   493          516
 Fixed assets                                                        230          300
 Research and development credits                                    739          739
 Capitalized development                                           1,263        1,454
 Capital loss carryforwards                                          161            -
 Net operating loss carryforwards                                 13,505       13,498
                                                             ------------ ------------

                                                                  16,521       16,737
                                                             ------------ ------------
Deferred tax liabilities
 Software product and content development costs                     (581)        (686)
                                                             ------------ ------------

                                                                    (581)        (686)
                                                             ------------ ------------

Net deferred tax asset before valuation allowance                 15,940       16,051

Valuation allowance                                              (15,940)     (16,051)
                                                             ------------ ------------

                                                                      $-           $-
                                                             ------------ ------------


     At December 31, 2003, we had net operating loss (NOL) and general business credit carryforwards available for tax purposes of approximately $35,541,000 and $739,000, respectively, which will expire in years 2007 through 2023 and 2007 through 2022, respectively. We acquired approximately $10 million of NOL carryforwards as a result of the acquisition of IMC in December of 2001. Internal Revenue Code Section 382 limits the utilization of NOL carryforwards when a change in ownership as defined by the Internal Revenue Service occurs. The acquisition of IMC resulted in an ownership change within the meaning of Internal Revenue Section 382. The total annual Section 382 limitation is approximately $60,000. Of the total $10 million pre-changed NOLs acquired from IMC, the pre-change NOLs estimated to be available for use after the application of the IRC 382 limitation is approximately $1.2 million. At December 31, 2003 and 2002, we had recorded a valuation allowance equal to our net deferred tax assets as management believes it is more likely than not that the net deferred tax assets will not be realized.

9. Equity Purchase Agreements

     On September 5, 2000, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC. Pursuant to the agreement, Fusion Capital agreed to purchase up to $12,000,000 of our common stock in two rounds of $6,000,000 each. The purchase price was based upon the future market price of our common stock. We determined the month of purchase based on our cash requirements. As of December 31, 2001, we had sold 963,920 shares of common stock pursuant to the agreement and received cash totaling approximately $2,370,000, including 663,920 shares for $1,373,000 in 2001. In the fourth quarter of 2001,the agreement with Fusion Capital Fund II expired.

     On May 22, 2002, we entered into a second Common Stock Purchase Agreement with Fusion Capital Fund II, LLC. Pursuant to this agreement, Fusion Capital agreed to purchase up to an aggregate of $12,000,000 of our common stock. We have the right to sell up to $15,000 of our common stock per trading day under this agreement unless our stock price equals or exceeds $7.00, in which case the daily amount may be increased at our option. Fusion Capital is not obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $1.00. Since we registered 3,500,000 shares for sale to Fusion Capital pursuant to the agreement, the selling price of our common stock to Fusion Capital will have to average at least $3.43 per share for us to receive the maximum proceeds of $12,000,000 without registering additional shares of common stock, which we have the right but not the obligation to do. Assuming a purchase price of $1.00 per share and the purchase by Fusion Capital of the full 3,500,000 shares under the agreement, proceeds to us would be $3,500,000. If we decided to sell more than the 1,352,100 shares to Fusion Capital (19.99% of our outstanding shares as of May 22, 2002, the date of the agreement, exclusive of the 160,000 shares issued to Fusion Capital as a commitment fee), we would first be required to seek shareholder approval of the agreement in order to be in compliance with Nasdaq rules. We may, but shall be under no obligation to, request our shareholders to approve the transaction contemplated by the agreement. We may terminate the agreement at any time, and Fusion Capital may terminate the agreement at any time after approximately 40 months following the date the purchase obligation under the agreement became effective. As of December 31, 2003, we had sold 486,566 shares for $733,000 under this agreement.

10. Treasury Stock

     During the year ended December 31, 2002, we repurchased and retired 683,500 shares of our common stock from one shareholder in a private transaction for $1.05 per share for an aggregate price of $717,675. During the year ended December 31, 2001, we received 70,464 shares of common stock from an employee as repayment for a note receivable entered into in March 2000. All of these shares were reissued during the year ended December 31, 2001 to employees upon the exercise of stock options.

11. Consulting Agreements

     On February 15, 2003, we entered into a Restricted Common Stock Purchase Agreement with James T. Atenhan and Victor P. Thompson (each a "Purchaser") in connection with a consulting agreement with a financial services firm controlled by the Purchasers. Each Purchaser purchased 37,500 shares of our common stock at a purchase price of $.40 per share. The purchase price of our common stock was discounted from the $.78 market price on the date we entered into the agreement. In connection with the sale, we recorded deferred compensation for services of $28,500. This deferred compensation expense was expensed over the six-month service period.

     On August 1, 2003, we entered into a second Restricted Common Stock Purchase Agreement with the Purchasers in connection with a twelve-month extension of the consulting contract. Each Purchaser purchased 38,889 shares of our common stock at a purchase price of $.90 per share. The purchase price of our common stock was discounted from the $1.86 market price on the date we entered into the agreement. In connection with the sale, we recorded deferred compensation for services of $74,667. This deferred compensation expense is being expensed over the twelve-month service period, which began September 1, 2003. As of December 31, 2003, the remaining deferred compensation expense for services was approximately $50,000.

12. Common Stock Options and Warrants

     In 2002, our Board adopted and our shareholders approved our 2002 Stock Incentive Plan, under which we have reserved 1,500,000 shares of common stock pursuant to the grant of incentive or non-qualified stock options to full-time employees and key persons. Options are granted at an exercise price as determined by our Board of Directors, which may not be less than fair market value of our common stock, and the options generally vest ratably over a three-year period. Options granted under the Plan expire ten years from the date of grant.

     As of December 31, 2002, we had options outstanding to purchase a total of 2,651,854 shares of our common stock under our 2002 Stock Incentive Plan and our 1992 Option Plan. Under the 1992 Option Plan, we had reserved 4,500,000 shares of common stock and no additional options may be granted under the Plan.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 2003, 2002, and 2001, respectively: dividend yield of 0% for all periods; expected volatility of 125%, 120%, and 114%, respectively; average risk-free interest rates of 2.29%, 3.78%, and 4.20%, respectively; and an expected life of 3.5 for all periods with the exception of options granted during 2003, 2002, and 2001 with one-year vesting periods, which have an expected life of two years.

     The following table summarizes stock option activity for the years ended December 31, 2003 and 2002 and 2001:


                                                                 Weighted   Weighted
                                                                 Average     Average
                                                 Exercise Price  Exercise     Fair
                                       Shares      Per Share      Price       Value
                                     ----------- -------------- ---------- -----------


Outstanding at December 31, 2000      1,859,702     2.00-20.63       7.27           -

 Granted                              1,169,221      0.46-2.97       2.16        1.55
 Exercised                             (150,733)     1.94-2.63       1.94           -
 Canceled or expired                   (690,277)    1.94-20.00       6.49           -
                                     -----------

Outstanding at December 31, 2001      2,187,913     0.46-20.63       5.77           -

 Granted                                900,475      1.21-4.51       3.13        3.07
 Exercised                              (17,016)     1.94-2.25       2.07           -
 Canceled or expired                   (419,518)    1.21-15.00       3.97           -
                                     -----------

Outstanding at December 31, 2002      2,651,854     0.46-20.63       4.67           -
                                     -----------

 Granted                              1,278,750      0.41-1.75       0.43        0.43
 Exercised                              (30,000)          0.46       0.46           -
 Canceled or expired                   (198,428)    0.41-12.75       1.98           -
                                     -----------

Outstanding at December 31, 2003      3,702,176     0.41-20.63       3.34           -
                                     -----------

Options exercisable at December 31,
 2003                                 2,148,684
                                     -----------


     The following table summarizes additional information about stock options outstanding at December 31, 2003:



                                Options Outstanding                Options Exercisable
                      ---------------------------------------- ---------------------------
                                       Weighted
                          Number       Average      Weighted       Number       Weighted
                      Outstanding at  Remaining     Average    Exercisable at   Average
  Range of             December 31,  Contractual    Exercise    December 31,    Exercise
 Exercise Price            2003          Life        Price          2003         Price
------------------------------------ ------------ ------------ -------------- ------------

$ 0.41 to   0.85          1,166,250         9.01        $0.42            833        $0.57
$ 1.58 to   2.94            761,947         6.97         2.08        672,105         2.10
$ 3.06 to   4.75            910,694         7.45         3.35        612,461         3.49
$ 5.00 to   5.91            380,936         5.50         5.49        380,936         5.49
$ 7.94 to  12.75            297,210         5.12         8.77        297,210         8.77
$13.00 to 20.63             185,139         5.95        13.87        185,139        13.87
                      --------------                           --------------

                          3,702,176         7.38        $3.34      2,148,684        $5.03
                      --------------                           --------------


     In January 1999, we provided employee holders of options with exercise prices from $3.50 and higher the opportunity to cancel such options in exchange for an equal number of options with a vesting period of one year at the then current market price of $5.25. As a result of this election, 423,400 options were canceled and reissued in January 1999. As of December 31, 2003, we had 231,400 outstanding options with an exercise price of $5.25 that are considered variable. The new option exercise price equals the market price on the date of the repricing and, correspondingly, compensation expense was not recognized. The vesting period of these options is one year. As a result of the issuance of FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25," these options are being treated as variable awards. Accordingly, compensation cost shall be adjusted for increases in the fair value of the awards past $5.25 until these options are either exercised or forfeited. As of December 31, 2003, no compensation cost has been recognized for these options, as the fair value of our common stock has not exceeded $5.25 per share.

     As of December 31, 2003, we had warrants outstanding to purchase a total of 85,000 shares of our common stock at a weighted average exercise price of $7.63 per share. These warrants were issued in conjunction with the issuances of notes on December 31, 1999 and are exercisable at any time at the election of the holders through December 31, 2005.

13. Employee Benefit Plan

     We sponsor a defined contribution plan that provides all our permanent employees an opportunity to accumulate funds for their retirement. In January 1999, we began to match the contributions of participating employees to the extent of 50% of the first 6% contributed by the participant. Company matching contributions to the plan were approximately $69,000 for the year ended December 31, 2001. During calendar 2002, our matching contributions to the plan were approximately $52,000, and we discontinued our matching of contributions to the plan during the third quarter of 2002.

14. Related Party Transactions

     On April 2, 2001, for a term beginning on January 1, 2001, we signed an 18-month sublease agreement with a company whose president is an A.D.A.M. board member. We received 8,333 shares of the tenant's common stock monthly over the term of the agreement, which ended June 30, 2002. From June 30, 2002 through December 31, 2002, we continued to sublease space to this company on a month-to-month basis for the same monthly consideration. The shares are valued at the fair market value of the leased space and are recorded on our balance sheet as a long-term asset. As of December 31, 2003 and 2002, the shares were valued at $0. We evaluate the asset for impairment at the end of each reporting period to determine if the decline is "other than temporary." For the year ended December 31, 2002, we recorded an impairment charge of $84,000 to write off our investment based upon management's assessment that the decline in the carrying value is "other than temporary." Additionally, we received warrants to purchase 25,000 common shares of the tenant that became fully exercisable on January 1, 2002. From December 2002 through September 2003, we allowed the tenant to occupy this space and did not collect any lease payments. Beginning in October 2003, we began collecting cash lease payments of $785 per month from the tenant. Under the terms of an amendment to the lease agreement, we have the right to require the tenant to vacate the space upon 30 days notice. As of December 31, 2003 our Chief Executive Officer had an approximate 3% voting interest in this company.

     On May 30, 2001, we received a full-recourse promissory note from our Chief Executive Officer for approximately $341,000 (the "Exercise Note") for the exercise of 150,000 options at $1.94 per share and a $50,000 promissory note (the "Tax Note") in connection with a loan to our Chief Executive Officer to pay taxes related to the stock exercise. The notes accrue interest of 6.25% per annum and are due in full on or before May 29, 2006. Part of the Exercise Note, $291,000, is secured by 150,000 shares of our common stock and is recorded in shareholders' equity. As of December 31, 2003, all of the approximately $55,000 of interest accrued on both notes had been paid and $11,000 of principal had been paid with respect to the Tax Note, leaving a remaining balance of $39,000 (Note 15).

     On April 10, 2002, for a term beginning on November 1, 2001, we entered into an 8-month sublease agreement with ThePort Network, Inc. ("ThePort"). We received 14,044 shares of ThePort's common stock monthly over the term of the agreement, which ended on June 30, 2002. The shares are valued at the fair market value of the rent of the leased space. After the expiration of the sublease on June 30, 2002, we continued to sublease this space to ThePort on a month-to-month basis for the same monthly consideration until December 31, 2002. Since then, we have not received any type of consideration as lease payments. During the year ended December 31, 2002, we accepted a total of 196,616 shares of common stock valued at approximately $49,000. For the year ended December 31, 2002, we recorded an impairment charge of $92,000 to write-off our investment in ThePort based upon management's assessment that the carrying value was permanently impaired.

     In connection with our preferred stock investment in ThePort, during the year ended December 31, 2001, we entered into a five-year agreement whereby we had exclusive distribution rights to ThePort's products within the healthcare industry. As of December 31, 2001, we had pre-paid $125,000 of the contract fee to be applied against future subscription fees. We had committed to generate $1,500,000 in subscription fees during the initial term of the original agreement. The initial term of the agreement commenced on August 20, 2001 and continued for five years from that date. On February 14, 2003, ThePort agreed to accept a payment of $125,000 from us to release us from the minimum guarantee in its entirety. ThePort retained the $125,000 pre-payment previously made and we were granted non-exclusive rights to ThePort's products within the healthcare industry.

     Our Chief Operating Officer served on the Board of Directors of ThePort from December 2001 through August 2002. Our Chief Executive Officer, who currently serves as the Chairman of the Board of Directors of ThePort, has acquired an approximate 10% voting interest in ThePort and holds a convertible note and loans from ThePort in the amount of approximately $919,000 at December 31, 2003. This represents a decrease in his ownership from the 14% percentage voting interest held at December 31, 2002, which is due to Series B preferred stock being converted into common stock at a one-to-five conversion rate. Two of our other directors also own equity interests in ThePort.

15. Commitments and Contingencies

     We lease office space and equipment under non-cancelable lease agreements expiring on various dates through 2008. We also have capital lease commitments for certain equipment. Additionally, we have entered into certain agreements to license content for our services from various unrelated third parties. At December 31, 2003, future minimum rentals for noncancelable leases with terms in excess of one year and total payments due under license agreements were as follows (in thousands):


Year Ending                                                           License     Real Estate   Operating     Capital
December 31,                                                        Agreements      Leases        Lease        Lease

  2004                                                                      210           225           33           15
  2005                                                                      100           229            3           15
  2006                                                                        -           234            -           15
  2007                                                                        -           239            -           11
  2008                                                                        -           182            -            -
                                                                   ------------- ------------- ------------ ------------

      Total future minimum lease payments and payments under
       license agreements                                                  $310        $1,109          $36           56
                                                                   ------------- ------------- ------------

Less - amounts representing interest                                                                                 (9)
                                                                                                            ------------

Present value of future minimum lease payments                                                                       47

Less - current portion                                                                                               11
                                                                                                            ------------

                                                                                                                    $36
                                                                                                            ------------


     Rent expense for the years ended December 31, 2003, 2002 and 2001 was $269,000, $488,000 and $421,000, respectively. Our headquarters are located in approximately 12,000 square feet of leased office space in Atlanta, Georgia.

     On October 1, 2002, we entered into an amended and restated employment agreement with our Chief Executive Officer, which was corrected on March 17, 2004. The employment agreement as amended provides for a base salary and bonuses of approximately $289,000 in the event that our Chief Executive Officer remains in the employment of the Company as of the bonus payment dates through May 2006. During the year ended December 31, 2003, our Chief Executive Officer earned and received bonus payments totaling $78,866, which were applied towards accrued interest and the outstanding note receivable balance.

     On April 25, 1996, a shareholders' class action lawsuit was filed in Fulton County Superior Court in Atlanta, Georgia against us and certain of our then officers and directors. The complaint alleged violations of Sections 11, 12(2) and 15 of the Securities Act of 1933 and violations of the Georgia Securities Act arising out of alleged disclosure deficiencies in connection with our initial public offering of common stock, which was completed on November 10, 1995. The complaint seeks compensatory damages in an unspecified amount. The court denied in substantial part the defendant's motion to dismiss the complaint and certified the case as a class action for all of the claims except for the claim under the Georgia Securities Act.

     On March 24, 2004, the Fulton County Superior Court in Atlanta, Georgia approved the stipulation and agreement of settlement. The settlement was within our directors' and officers' liability insurance; and accordingly, our insurance provider has paid this settlement. There is no further obligation to us for this matter except for certain legal costs that were denied by our insurance carrier. As of December 31, 2003 we had accrued $4,430 of such costs.

     We are subject to other legal proceedings and claims that have arisen in the ordinary course of our business; however, we believe that the ultimate resolution of these matters and the shareholders' lawsuit will not have a material adverse effect on our consolidated financial statements taken as a whole.

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" which clarifies disclosure, recognition and measurement requirements related to certain guarantees. We indemnify our customers from third party claims of intellectual property infringement relating to the use of our products. Historically, costs related to this guarantee have not been significant and we are unable to estimate the potential impact of this guarantee on our future results of operations.

16. Segment Information

     We operate in one segment comprised of three markets: healthcare, Internet, and education.

     We sell our products through agreements, which grant territorial rights to international and domestic distributors. During the years ended December 31, 2003, 2002 and 2001, we had net revenues from international sales of approximately $276,000, $303,000, and $324,000, respectively. A summary of revenues based on geographic location of customers is as follows (in thousands):


                              Year Ended    Year Ended    Year Ended
                             December 31,  December 31,  December 31,
                                 2003          2002          2001
                             ------------- ------------- -------------

United States                      $7,613        $8,621        $8,622
Europe                                104           129            69
Pacific Rim and Asia                  135            51            86
Other                                  37           123           169
                             ------------- ------------- -------------

                                   $7,889        $8,924        $8,946
                             ------------- ------------- -------------

     No customers contributed greater than 10% of total revenues for the year ended December 31, 2003. One customer contributed greater than 10% of total revenues for the year ended December 31, 2002. Two customers contributed greater than 10% of total revenues for the year ended December 31, 2001. The breakdown of revenues from each of these customers is as follows:

                       Revenue for the     Revenue for the     Revenue for the
                          Year Ended          Year Ended          Year Ended
                        December 31,        December 31,        December 31,
                             2003                2002                2001
                     ------------------- ------------------- -------------------


Customer 1               $576         7%    $2,346       26%    $2,302       26%
Customer 2                N/A       N/A        N/A      N/A      1,048       12%
All Other               7,313        93%     6,578       74%     5,596       62%

                       $7,889       100%    $8,924      100%    $8,946      100%

                                                                                                                         SCHEDULE II
                                                                                 A.D.A.M., INC.
                                                                   SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                   For the Twelve Months Ended December 31, 2003

                                                                  Charged to
                                                  Balance at       Revenues,                                           Balance at
                                                  beginning        Costs and       Accounts           Deductions/        end of
                 Description                      of Period        Expenses       Written Off         Aquisitions        Period
  ----------------------------------------       ------------    ------------ ---------------------  -------------    ------------
                                                                             (Thousands of Dollars)
   Allowance for doubtful accounts and
    product returns                                     $122             $14               $(25)              $--           $111
                                                 ------------    ------------ ---------------------  -------------    ------------

   Valuation allowance for deferred taxes            $16,051          $(235)                $--              $124        $15,940
                                                 ============    ============ =====================  =============    ============

                                                                   For the Twelve Months Ended December 31, 2002

                                                                  Charged to
                                                  Balance at       Revenues,                                           Balance at
                                                  beginning        Costs and       Accounts                              end of
                 Description                      of Period        Expenses       Written Off         Acquisitions       Period
  ----------------------------------------       ------------    ------------ ---------------------  -------------    ------------
                                                                             (Thousands of Dollars)
   Allowance for doubtful accounts and
    product returns                                      $86            $126               $(90)              $--           $122
                                                 ============    ============ =====================  =============    ============

   Valuation allowance for deferred taxes            $15,877            $482                $--             $(308)       $16,051
                                                 ============    ============ =====================  =============    ============

                                            For the Twelve Months Ended December 31, 2001

                                                                  Charged to
                                                  Balance at       Revenues,                                           Balance at
                                                  beginning        Costs and       Accounts                              end of
                 Description                      of Period        Expenses       Written Off         Acquisitions       Period
  ----------------------------------------       ------------    ------------ ---------------------  -------------    ------------
                                                                             (Thousands of Dollars)
   Allowance for doubtful accounts and
    product returns                                     $106             $65               $(99)              $14            $86
                                                 ------------    ------------ ---------------------  -------------    ------------

   Valuation allowance for deferred taxes            $15,959           $(749)               $--              $667        $15,877
                                                 ============    ============ =====================  =============    ============